Exhibit 10.1

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

SEADRILL LIMITED

2022 MANAGEMENT INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) amends the Amended and Restated Seadrill Limited 2022 Management Incentive Plan (the “Plan”), maintained by Seadrill Limited (registration no. 202100496), an exempted company incorporated and existing under the laws of Bermuda (the “Company”). Capitalized terms used but not defined in this Amendment shall have meanings set forth in the Plan.

WHEREAS, the Company desires to amend the Plan to increase the number of Shares issuable under the Plan by 1,400,000 Shares; and

WHEREAS, the Board approved this Amendment on March 25, 2026.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Increase in Available Shares. The first sentence of Section 4.a of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Section 4.b below, the aggregate number of Shares that may be issued with respect to Awards that may be granted from time to time under the Plan shall in the aggregate not exceed 4,310,053; provided, that, subject to adjustment as provided for in Section 4.b below, all of such Shares may be issued with respect to grants of Incentive Stock Options.”

2. Full Force and Effect. Except as otherwise explicitly set forth in this Amendment, all provisions of the Plan shall remain in full force and effect.

3. Effective Date. This Amendment shall be effective on the date of approval of this Amendment by the shareholders of the Company at the 2026 Annual General Meeting of Shareholders of the Company and shall be void in the absence of such approval.